Exhibit 10.3
NON REVOLVING CREDIT LINE AGREEMENT # V09-011153

Yerevan	March 26, 2010

        Armbusinessbank Close Joint Stock Company (address: 48 (forty eight) Nalbandyan St., Yerevan), hereinafter the Bank, represented by Board Chairman Ara Kirakossyan, who acts based on the charter, on one party, and Mego-Gold LLC (address: 2a Tumanyan St., apt. 2, Yerevan), represented by Director Ashot Poghossyan, who acts based on the charter, hereinafter the Borrower, on the other party, jointly referred to as the Parties, signed this agreement, hereinafter the Agreement, on the following:

1.  SUBJECT OF AGREEMENT

1.1.	The Bank opens a non-revolving credit line for the Borrower at the amount of 1,000,000,000 (one billion) AMD.
1.2.
The credit line is opened with the final repayment term until  20.03.2015. The credit line is considered to be opened from the moment of state registration of the rights under the pledge agreement fixed in paragraph 1.10 of the Agreement.

1.3.
If the Borrower completely or partially repays the credit line, the repaid part of the credit line is not refunded/recovered, and starting from 20.04.2011 the used part of the credit line is repaid in equal parts.

1.4.	14% annual interest rate is calculated for the funds (hereinafter, the credit sum) used by the Borrower within the framework of the credit line.
1.5.	From the moment of the credit line opening, 2% annual interest rate is calculated for the unused balance of the credit line fixed in paragraph 1.1 of the Agreement.
1.6.	The accrued interest for the credit line usage are paid on the 20th of each month.
1.7.	If the day of partial repayments of the credit and of the interests' payment is a nonbusiness day, the interest shall be paid on the first business day following the repayment day.
1.8.
Within the limit of the credit line, the credit sums are provided to the Borrower within 3 (three) business days after submittal of the Borrower's application for the credit sum obtainment to the Bank.

1.9.	The credit sum is provided to expand the activities.
1.10.
To fulfil the credit obligations under the Agreement, the Borrower is obliged to pledge 100% shares of Mego-Gold LLC, which is owned by Global Gold Mining LLC, and the mining right certified by the Mining License Agreement #287 with Purpose of Sub-Surface Exploitation and Mining License #HA-L-14/356 issued on August 5, 2005, amounting to 1,155,000,000AMD.

2.  PROCEDURE FOR IMPLEMENTATION OF CALCULATIONS AND PAYMENTS

2.1.	The credit sum is considered to be provided to the Borrower from the moment of its receipt to the bank account of the Borrower.
2.2.	A year is considered to make 365 days for the implementation of calculations under the Agreement.
2.3.
The calculation of interests defined for the credit sum by paragraph 1.4 of the Agreement starts from the day of credit sum receipt to the Borrower's bank account--for the days of actually used credit sum.

2.4.	If the calculated interests are not paid within the terms defined by paragraph 2.4, the Borrower pays a penalty to the Bank, at the rate of 0.5% of an overdue interest per delayed day.
2.5.
If the credit sum provided to the Borrower is not repaid within the term defined by paragraph 1.2 of the Agreement, the Borrower pays a penalty to the Bank, at the rate of 0.2% of an overdue sum per delayed day.

2.6.
If the credit is not repaid within the term set by paragraph 1.2 of the Agreement, double the normal rate of bank interest's calculation rate defined by the RA Central Bank is calculated for an overdue sum, which makes 26% at the moment of the Agreement's signing.

3.  RIGHTS AND OBLIGATIONS OF PARTIES

3.1.	The bank shall:
3.1.1.	Keep confidential the information provided by the Borrower, as defined by the RA legislation.
3.2.	The Bank has the right:
3.2.1.
To refrain from providing the credit sum or a part of it, if such circumstances arise, which evidently certify that the sum to be provided to the Borrower will not be returned within the term fixed in paragraph 1.2 of the Agreement.

3.2.2.	To implement control over the proper use of the credit sum--both itself and through specialized independent organizations.
3.2.3.	To demand from the Borrower that it provide information describing the Borrower's financial-economic situation, as well as proving the proper use of the credit sum.
3.2.4.
If the credit sum and accrued interests are not repaid within the term defined by the Agreement, as well as if penalties arise on the grounds foreseen by the Agreement, to charge the liability's overdue sum (including fines and penalties) through unaccepted procedure from the Borrower's all settlement, current, foreign currency, deposit and other bank accounts, for which, as per this paragraph, the Borrower provides the Bank with the power and authorizes the latter to submit payment orders to any bank at the amount of the credit fixed in paragraph 1.1 of the Agreement, its interests and sums due for penalties' collection.

3.2.5.
In cases of the Borrrower's non-fulfillment or improper fulfillment of any term defined by the Agreement, including non-payment of the credit sum or interests on time, as well as in case of worsening of the Borrower's financial-economic situation, improper usage of the credit sum, revelation of false data in documents submitted to the Bank for the credit's obtainment, initiation of bankruptcy process towards the Borrower by third persons, as provided by the law, as well as recognizing it a bankrupt, non-implementation or improper implementation of the Pledger's obligations under the Pledge Agreement signed to secure the fulfillment of the Borrower's obligations,

a/ to unilaterally dissolve the agreement and demand pre-term fulfillment of the obligations, and in case of non-implementation or improper implementation of the obligations, to sell the pledged property, as provided by the Pledge Agreement, directing the sales income for repayment of the Borrower's liabilities under the Agreement and expenses related to the pledged property's sale.

b/ to terminate the Borrower's further crediting.
3.2.6.	To submit a claim of the Borrower's bankruptcy or its property collection to a court, as provided by the RA legislation.
3.2.7.	To implement credit monitoring both itself, through its employees, and through a properly authorized independent organization (expert.)

3.3.	The Borrower shall:
3.3.1.	Make payments of the credit sum and accrued interests for it within the terms defined by the Agreement.
3.3.2.	Obtain the Bank's written consent in advance in cases of the following operations' fulfillment:
a/ attraction from third persons of credits (loans) or funds through other ways defined by the RA legislation;

b/ not to make such transactions, including any deals on alienation of the Borrower's property with the term of undated payment, which directly or indirectly are related to the Borrower's opportunity to pledge, provide free of charge, purchase or alienate the property and the cost of which equals to or exceeds 25% of the balance cost of the Borrower's assets at the moment of making a decision on the transaction.

The Borrower can implement the actions foreseen by this paragraph only after obtaining the Bank's written consent. The aforementioned actions are not permitted without the Bank's written consent during the Agreement's duration/term.
3.3.3.
Inform the Bank at least one month in advance about the intention to implement the following operations: in case of amending the authorized capital, making changes in the composition of shareholders (participants), as well as registering any amendment or change in the state registrar of legal entities, intending to reorganize the Borrower.

3.3.4.
Immediately pay off the credit sum, in case of inititation of bankruptcy or liquidation process towards it, irrespective of its repayment term under the agreement, paying the interests and penalties calculated for the days of the actually used credit sum.

3.3.5.	Use the obtained credit sum only for purposes foreseen by the Agreement.
3.3.6.	Not hamper activities of the Bank or persons authorized by it for implementation of control over the proper use of the credit.
3.3.7.	Be responsible for the reliability of documents and data submitted by it to the Bank, as provided by the RA legislation.

4.  OTHER TERMS

4.1.
If the Borrower does not repay the credit and an overdue debt arises for the interests, sums paid by the Borrower are first directed: for repayment of expenses made, if the debt is collected, for payment of fines and penalties, for repayment of interests' debt and then for the principal debt's repayment.

4.2.	The Borrower is responsible for the obligations under the Agreement, irrespective of absence of fault.
4.3.
If the credit provision is secured by a pledge, guarantee or other means for securing the obligation, the Bank has the right to demand a pre-term fulfillment of the obligations under the Agreement, including as per grounds and procedure set by these agreements.

4.4.	The Parties shall immediately inform each other about changes of postal or bank requisites, as well as legal addresses.

5.  CONFLICT RESOLUTION

5.1.
All disputes and disagreement between the Parties with respect to the Agreement shall be solved through negotiations, if an agreement is not reached, they shall be solved as provided by the RA legislation.

6.  FINAL PROVISIONS

6.1.	The Agreement is enforced from the moment of its signing by the Parties and acts until complete implementation of the Party's obligations foreseen by the Agreement.
6.2.	Amendments and changes can be made in the Agreement by the Party's consent, they will be effective only if in writing and signed by the Parties.
6.3.	Fulfillment of the obligations under the Agreement is obligatory for the Party's legal successors.
6.4.
Each party is obliged to secure strict confidentiality of financial, commercial and other information received from the other party. Transfer of such information to third persons is possible only by the Party's written consent, as well as in cases foreseen by the RA legislation.

6.5.	The Agreement is made in two Armenian copies, having an equal legal force. Each party is provided with one copy.

7.  LEGAL ADDRESSES AND REQUISITES OF PARTIES

BANK	BORROWER
ARMBUSINESSBANK CJSC	MEGO-GOLD LLC
Address: 48 Nalbandyan St., Yerevan, RA	Address: 2a Tumanyan St., apt. 2, Yerevan
Tel.: 54 03 24, 54 27 10
c/a N 103002101154

Chairman of the Board:	Director:

/s/ Ara Kirakossyan	/s/ Ashot Poghossyan
Ara Kirakossyan	Ashot Poghossyan
LS	LS